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                                  EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors
First Consulting Group, Inc.:

We consent to the use of our report dated January 23, 1998, except as to note 14, which is as of February 27, 1998, with respect to the consolidated statement of operations, stockholders' equity and cash flows of Integrated Systems Consulting Group, Inc. for the year ended December 31, 1997 and related schedule (not separately presented herein), incorporated by reference in this registration statement on Form S-8, which report appears in the annual report on Form 10-K of First Consulting Group, Inc. for the year ended December 31, 1999.

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 5, 2000


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